Triarc Companies, Inc.
                                                       280 Park Avenue
                                                       New York, NY 10017

                                                           For Immediate Release

CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

             TRIARC  PROVIDES  UPDATE ON SALE OF CONTROLLING
                     INTEREST IN DEERFIELD & COMPANY LLC

New York, NY, August 16, 2007 - Triarc Companies, Inc. (NYSE: TRY, TRY.B or "Triarc") announced today that it has been informed by the Special Committee of the Board of Directors of Deerfield Triarc Capital Corp. (NYSE: DFR or "DFR") that DFR has not yet been able to complete on acceptable terms the financing necessary for DFR to consummate the previously announced acquisition by DFR of Deerfield & Company LLC ("Deerfield"), due to the current instability in the credit markets. Deerfield is a Chicago-based fixed income asset manager in which Triarc holds a controlling interest. DFR has advised Triarc that it is continuing to work with its lenders to obtain appropriate financing. Under the definitive acquisition agreement, DFR's obligation to complete the acquisition is subject to the receipt by DFR of financing for the cash portion of the purchase price and related transaction costs. On August 9, 2007, DFR's shareholders approved the issuance in the acquisition of approximately 9.6 million DFR shares. Under the definitive agreement the parties have until October 19, 2007 to complete the transaction, unless extended by mutual agreement.

Triarc is a holding company and, through its subsidiaries, is the franchisor of the Arby's restaurant system and the owner of approximately 94% of the voting interests, 64% of the capital interests and at least 52% of the profits interests in Deerfield & Company LLC (Deerfield), an asset management firm. The Arby's restaurant system is comprised of approximately 3,600 restaurants, of which, as of July 1, 2007, 1,081 were owned and operated by our subsidiaries. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is a Chicago-based asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $14.8 billion under management as of August 1, 2007.
                                  # # #

                             Notes To Follow


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                             NOTES TO PRESS RELEASE

1. There can be no assurance that DFR will receive the necessary financing to complete the transaction or that the sale of Deerfield will be completed, nor can there be any assurance that if the sale is completed that Deerfield will be successfully integrated with DFR's existing operations. The sale of Deerfield is subject to customary closing conditions, including the receipt by DFR of financing for the cash portion of the purchase price and related transaction costs. Upon the closing of the transaction, DFR will discontinue the use of "Triarc" in its name.

2. The statements in this press release concerning Triarc, Deerfield and DFR that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc, Deerfield and DFR and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address events or developments that are expected or anticipated to occur in the future are forward-looking statements within the meaning of the Reform Act. The forward-looking statements relating to the consummation of the sale of Deerfield and the receipt of financing by DFR are based on DFR's current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors, including the state of the credit and other markets. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws.